UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 31, 2007

TARGET LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29754	11-3309110
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

500 Harborview Drive, Third Floor, Baltimore, Maryland, 21230
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (410) 332-1598

Inapplicable
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁭	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁭	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁭	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁭	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.01.  Changes in Control of Registrant.

On October 31, 2007, the merger contemplated by the Agreement and Plan of Merger by and among Mainfreight Limited, Saleyards Corp. and Target Logistics, Inc. (the “Company”) dated as of September 17, 2007 (the “Merger Agreement”) was consummated, as a result of which the Company became a wholly owned subsidiary of Mainfreight Limited and all outstanding shares of common stock of the Company were converted into the right to receive $2.50 per share in cash, without interest, and all outstanding shares of Class F Preferred Stock of the Company were converted into the right to receive $62.50 per share in cash (the equivalent of $2.50 per share of common stock multiplied by 25, which is the number of shares of common stock into which each share of Class F Preferred Stock may be converted), without interest, in each case except for any shares as to which the holder chose to exercise statutory appraisal rights under Delaware law and except for shares held by the Company, Mainfreight Limited, or any of their respective wholly owned subsidiaries, which were cancelled without consideration (including those shares of common stock and Series F preferred stock purchased by Mainfreight Limited pursuant a Stock Purchase Agreement among Mainfreight Limited and Swirnow Airways Corp., such purchase having been consummated immediately prior to the effective time of the merger). No holders of common stock or Class F Preferred Stock have advised the Company that they have exercised appraisal rights as of the October 29, 2007 deadline for the exercise of such rights.

As a result of the closing of the merger, the Company’s common stock no longer trades on the American Stock Exchange (“AMEX”) and AMEX will file with the Securities and Exchange Commission to delist the shares. The Company will promptly file with the Securities and Exchange Commission to terminate its registration and suspend its Securities Exchange Act public reporting obligations.

On October 31, 2007, the Company issued a press release announcing the completion of the merger. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.

99.1	Press Release dated October 31, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TARGET LOGISTICS, INC.
(Registrant)

Date: October 31, 2007	By:	/s/ Carl Howard Smith
Carl Howard Smith
Secretary